FOR IMMEDIATE RELEASE
                                                    Investor Contact:
                                                    ----------------
                                                    Wayne Moor
                                                    CFO
                                                    954-627-1004
                                                    wayne.moor@geraldstevens.com

                Gerald Stevens, Inc. Announces Agreement to Sell
               Wire Service and Catalog Businesses for $20 Million

         FORT LAUDERDALE, FL - February 20, 2001 - Gerald Stevens, Inc. (OTC BB:
GIFT), the nation's largest specialty retailer and marketer of floral products, today announced that it has entered into an agreement to sell its Florafax floral wire service business and its Calyx & Corolla floral catalog business for an aggregate of $20 million in cash.

         John Hall, President and Chief Executive Officer, stated, "The sale of Florafax and Calyx & Corolla is a significant step in our continuing efforts to improve the Company's financial condition and position Gerald Stevens for future growth. Upon closing of this transaction, we will have completed approximately $30 million of planned divestitures in our program of selling non-core assets. These divestitures allow us to allocate capital and other resources to our core retail businesses, where we believe we have potential for greater returns."

         "The divestitures will also enable us to reduce our debt to a level more appropriate for the size and scope of our company. Currently, we have outstanding borrowings of approximately $32 million under our credit facility. The net proceeds from these transactions will reduce our borrowings significantly and give us adequate availability under our facility. We expect to further reduce our borrowings as we continue to collect cash from the recent Valentine's Day holiday. Preliminary results indicate that we had a strong holiday and we expect to receive a substantial amount of cash flow over the next week."

         The businesses are to be sold to Equity Resource Partners, Inc., a company led by Andrew W. Williams, Chief Operating Officer of Gerald Stevens' order generation division and a director of the Company. Subject to the satisfaction of customary closing conditions, including receipt of a fairness opinion, a first closing, which includes the sale of the catalog business, is expected to occur on February 28, 2001. A second closing, which includes the sale of the wire service business, is expected on March 30, 2001 and is subject to a financing condition. Following these transactions, Gerald Stevens will continue its relationship with Florafax, which has been a key partner in its retail business.

Gerald Stevens, Inc. (OTC BB: GIFT) (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the country. The Company currently operates the largest network of floral specialty retail stores in the United States with over 300 locations. It also operates an Internet business that take orders 24 hours a day, 7 days a week, and National Flora, a leading national floral marketing company with premium-placed advertisements in approximately 1,000 Yellow Page directories. Gerald Stevens also owns its own import and sourcing operation in Miami, Florida.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2000 and our Quarterly Report on Form 10-Q filed on January 16, 2001.

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